UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 4, 2012

TEXTRON INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-5480	05-0315468
(State of	(Commission File Number)	(IRS Employer
Incorporation)		Identification Number)

40 Westminster Street, Providence, Rhode Island  02903

(Address of principal executive offices)

Registrant’s telephone number, including area code:  (401) 421-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 4, 2012, John D. Butler, the Executive Vice President Administration and Chief Human Resources Officer of Textron Inc. (the “Company”) notified the Company that he has elected to retire, effective on or about July 1, 2012.

Because Mr. Butler has timed his retirement to accommodate the Company’s succession plan for his position, in addition to receiving benefits provided under his employment agreement, the Company entered into a letter agreement with Mr. Butler pursuant to which the Company has agreed to pay to Mr. Butler the current value of certain benefits as if his retirement were to occur on December 31, 2012.

The letter agreement provides that Mr. Butler’s short-term incentive compensation and long-term incentive awards shall be paid as if he retired at December 31, 2012, provided that the calculation of the incremental value of any such awards for the period following July 1, 2012  shall be determined as follows: (i) for stock-based awards, the value will be based upon the closing stock price on July 1, 2012, (ii) for performance share units, the value will be based upon performance through December 31, 2011 and (iii) for short-term incentive awards, the value will be based upon the target annual incentive compensation for 2012.  These provisions are expected to result in payment to Mr. Butler of a special one-time lump-sum amount of approximately $630,000 (based upon an assumed stock price of $25.00 per share) to be paid on or about January 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXTRON INC.
(Registrant)

	By:	/s/ E. Robert Lupone
E. Robert Lupone,
Executive Vice President, General
Counsel and Secretary

Date: June 8, 2012